Exhibit 99.1

Media Contact: Patsy Barich Double-Forte 415.848.8104 pbarich@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS 62% INCREASE IN SECOND QUARTER 2008 DILUTED EARNINGS PER SHARE

EMERYVILLE, Calif. - July 31, 2008 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its results for the quarter ended June 29, 2008, which included 13 weeks.

In this release, the Company reports:

•	Net revenue of $70.1 million, an increase of 17% versus last year;

•	Diluted earnings per share of $0.21, an increase of 62% versus last year; and

•	The Company added 300 additional grocery accounts in the quarter and Peet’s is now available in 7,200 grocery stores, on track for a full year target of 8,000.

For the 13 weeks ended June 29, 2008, net revenue increased 16.6% to $70.1 million from $60.1 million for the corresponding period of fiscal 2007.

Net income for the quarter was $3.0 million, or $0.21 per diluted share, compared to $1.8 million or $0.13 per diluted share last year.

“We’re very pleased with our progress this quarter which was driven by strong, profitable growth in our grocery and other wholesale businesses, and improved operating efficiencies across the Company,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “This enabled us to increase income from operations 87% and deliver 62% earnings per share growth despite the more challenging economic environment.”

Financial and Operating Summary

Specialty net revenue increased 24% to $23.7 million, compared to $19.1 million for the corresponding quarter last year. Within the specialty business, grocery grew 27%, foodservice and office sales were up 42% and the home delivery business declined 2% compared to the same period last year.

Retail net revenue increased 13% to $46.3 million for the 13 weeks ended June 29, 2008 from $41.0 million for the corresponding period of fiscal 2007. The increase was primarily attributable to new retail stores opened in the last 12 months and modest growth in existing stores. The Company opened four new retail locations in the quarter.

Cost of sales and related occupancy costs decreased to 46.0% of net revenue compared to 47.2% for the corresponding quarter last year. The decrease versus last year is due to improvements in procurement, good cost management in the retail segment and roasting facility expense leverage, partially offset by higher commodity costs.

Operating expenses as a percent of net revenue decreased to 35.2% compared to 35.5% for the corresponding quarter last year. The decline was driven by lower operating costs in the retail and foodservice businesses, partially offset by higher costs associated with expanding the grocery business.

General and administrative expense was equal to last year at $5.4 million as headcount related costs were consistent with the corresponding quarter last year.

Depreciation and amortization expenses increased to $3.2 million, compared to $2.6 million for the corresponding quarter last year. The increase was primarily due to the opening of 27 new retail stores in the last 12 months.

Income from operations for the quarter increased 87% versus the corresponding quarter last year to $4.5 million. As a percent of net revenue, income from operations improved by 2.4 percentage points to 6.4% compared to 4.0% for the corresponding quarter last year.

The Company ended the quarter with cash and cash equivalents plus investments of $18.1 million. The cash position was reduced by the Company’s purchase of $8.3 million of its common stock during the quarter.

Looking ahead, the Company confirmed its prior earnings guidance for the full year 2008 of $0.77 to $0.82 per diluted share.

Peet’s Coffee & Tea, Inc. Q2 2008 Conference Call

The Company will report its second quarter 2008 earnings results via conference call on Thursday, July 31, 2008.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1- 877-591-4953. The call will be simultaneously webcast on Peet’s website at www.peets.com. A replay of the teleconference will be available today at 5:00p.m. PT/ 8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Wednesday, August 6, 2008 at 1-888-203-1112 or 1-719-457-0820, using access code 1724762.  It will also be archived at http://investor.peets.com/Medialist.cfm through July 31, 2009.

ABOUT PEET’S COFFEE & TEA, INC.

Peet’s Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet’s buys the highest quality beans in the world, artisan roasts them by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet’s has a rapidly growing, passionate customer following that seeks out Peet’s coffees wherever they go. Peet’s is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

##

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2008 forecasted earnings per diluted share and expected grocery distribution growth for 2008. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 30, 2007.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	June 29,	December 30,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$7,099	$15,312
Short-term marketable securities	11,003	7,932
Accounts receivable, net	8,318	8,287
Inventories	27,367	24,483
Deferred income taxes - current	2,950	2,950
Prepaid expenses and other	6,291	4,285
Total current assets	63,028	63,249

Long-term marketable securities	-	7,831
Property and equipment, net	108,435	99,231
Deferred income taxes - non current	3,363	3,353
Other assets, net	3,908	3,883

Total assets	$178,734	$177,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$12,360	$10,104
Accrued compensation and benefits	9,065	8,909
Deferred revenue	4,673	5,856
Total current liabilities	26,098	24,869

Deferred lease credits and other long-term liabilities	6,516	5,425
Total liabilities	32,614	30,294

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,610,000 and 13,932,000 shares	98,322	104,616
Accumulated other comprehensive income	86	52
Retained earnings	47,712	42,585

Total shareholders' equity	146,120	147,253

Total liabilities and shareholders' equity	$178,734	$177,547

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Retail stores	$46,309	$40,963	$90,918	$79,986
Specialty sales	23,746	19,140	46,272	37,630
Net revenue	70,055	60,103	137,190	117,616

Cost of sales and related occupancy expenses	32,240	28,374	64,229	55,564
Operating expenses	24,689	21,366	48,218	41,179
General and administrative expenses	5,434	5,357	10,996	11,300
Depreciation and amortization expenses	3,176	2,586	6,246	5,316
Total costs and expenses from operations	65,539	57,683	129,689	113,359

Income from operations	4,516	2,420	7,501	4,257

Interest income	202	463	506	888

Income before income taxes	4,718	2,883	8,007	5,145

Income tax provision	1,682	1,081	2,880	1,927

Net income	$3,036	$1,802	$5,127	$3,218

Net income per share:
Basic	$0.22	$0.13	$0.37	$0.24
Diluted	$0.21	$0.13	$0.36	$0.23

Shares used in calculation of net income per share:
Basic	13,916	13,663	13,936	13,589
Diluted	14,197	14,077	14,217	14,003

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For thirteen weeks ended June 29, 2008
Net revenue	$46,309	100.0%	$23,746	100.0%		$70,055	100.0%
Cost of sales and occupancy	20,706	44.7%	11,534	48.6%		32,240	46.0%
Operating expenses	19,825	42.8%	4,864	20.5%		24,689	35.2%
Depreciation and amortization	2,509	5.4%	317	1.3%	$350	3,176	4.5%
Segment operating income	3,269	7.1%	7,031	29.6%	(5,784)	4,516	6.4%

For the thirteen weeks ended July 1, 2007
Net revenue	$40,963	100.0%	$19,140	100.0%		$60,103	100.0%
Cost of sales and occupancy	19,060	46.5%	9,314	48.7%		28,374	47.2%
Operating expenses	17,987	43.9%	3,379	17.7%		21,366	35.5%
Depreciation and amortization	2,002	4.9%	344	1.8%	$240	2,586	4.3%
Segment operating income	1,914	4.7%	6,103	31.9%	(5,597)	2,420	4.0%

For twenty-six weeks ended June 29, 2008
Net revenue	$90,918	100.0%	$46,272	100.0%		$137,190	100.0%
Cost of sales and occupancy	41,062	45.2%	23,167	50.1%		64,229	46.8%
Operating expenses	38,851	42.7%	9,367	20.2%		48,218	35.1%
Depreciation and amortization	4,887	5.4%	657	1.4%	$702	6,246	4.6%
Segment operating income	6,118	6.7%	13,081	28.3%	(11,698)	7,501	5.5%

For the twenty-six weeks ended July 1, 2007
Net revenue	$79,986	100.0%	$37,630	100.0%		$117,616	100.0%
Cost of sales and occupancy	37,174	46.5%	18,390	48.9%		55,564	47.2%
Operating expenses	34,408	43.0%	6,771	18.0%		41,179	35.0%
Depreciation and amortization	4,143	5.2%	671	1.8%	$502	5,316	4.5%
Segment operating income	4,261	5.3%	11,798	31.4%	(11,802)	4,257	3.6%

Presentation and reconciliation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

	Thirteen weeks ended		Twenty-six weeks ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(unaudited, in thousands,		(unaudited, in thousands,
	except per share amounts)		except per share amounts)

Net income, as reported	$3,036	$1,802	$5,127	$3,218
Stock option review professional fees	-	64	16	1,040
Income tax benefit	-	(24)	(6)	(389)
Net income, excluding fees	$3,036	$1,842	$5,137	$3,869

After tax impact of review professional fees	$-	$40	$10	$651

Diluted net income per share:
Net income, as reported	$0.21	$0.13	$0.36	$0.23
Stock option review professional fees	-	-	-	0.07
Income tax benefit	-	-	-	(0.03)
Diluted net income, excluding fees*	$0.21	$0.13	$0.36	$0.27

After tax impact of review professional fees*	$-	$-	$-	$0.05

*	per share data may not sum due to rounding